S-8 STOCK OPTION AGREEMENT

GRANTEE: Saggi Capital Corp.

ADDRESS: 575 Lexington Avenue
         New York, NY  10022

OPTION TO PURCHASE:       Two Hundred Thousand (200,000) Shares of
                          CRYO-CELL International, Inc. COMMON STOCK

EXERCISE PRICE PER SHARE: $1.00

EXPIRATION DATE:          February 5, 1999

         CRYO-CELL International, Inc. (CCEL), (the "Grantor"), hereby grants to the above named Grantee an option to purchase shares of its Common Stock at the purchase price above. The grant of option(s) is pursuant to the Investor Relations Agreement, dated November 5, 1998 ("Agreement") and is subject to all terms and conditions agreed upon between the Grantor and Grantee. The price per share and number of shares will adjusted in the event of a stock split, stock dividend, merger or consolidation or other recapitalization.

         Unless otherwise provided by rider to the Option Agreement, signed by both the Grantor and the Grantee, this Agreement entitles the Grantee to purchase the stock or any portion thereof within the specified ninety (90) day period. The options granted hereunder shall expire at the end of the ninety day period.

         The Grantor will file an SEC form S-8 pertaining to these options. This Option Agreement is not assignable or transferable.

EXECUTED by the Company on this 5th day of November, 1998.

CRYO-CELL INTERNATIONAL, INC.

By:      /s/ DANIEL D. RICHARD
         -------------------------------
         Daniel D. Richard, Chairman and
         Chief Executive Officer

The holder of this option hereby requests the exercise of this option.

By:               __________________________

Title:            __________________________

Exercise Date:    __________________________

                                       S9